COMPANY TEASER

Ticker: IQST Latest Share Price: $0.19 Market Cap: $34.87 Million Shares Outstanding: 183,535,742 Avg Volume: 319,029 CEO: Leandro Iglesias	Business:

iQSTEL Inc. (OTC: IQST) is a fast-growing technology company offering a range of services in the telecommunications, electric vehicle (EV), fintech, and AI-enhanced metaverse industries. With headquarters in Miami, Florida, iQSTEL operates through its various subsidiaries, targeting diverse and high-growth markets. The company’s strategy focuses on leveraging synergies between its 11 subsidiaries to drive innovation and capture emerging opportunities. Since 2018, IQST has overseen extensive expansion of its business, where it has grown revenues 1,500% over a five-year period to $144.5 million in FY-2023, and completed 11 acquisitions with 1 acquisition pending.

IQST with 100 employees serves clients in more than 20 countries, including clients in the US, Mexico, Central America, South America, Europe, Middle East, Africa, India and China. Its core business offerings VOIP, SMS, IoT (internet of things), Blockchain platforms, and international fiber-optic connectivity between Florida and Costa Rica, at the same time, Integrates mobile payments and MasterCard Fintech solutions, electric motorcycles, mid speed electric car, AI-Enhanced Metaverse solutions.

Financials:

Balance Sheet (as of 12/31/2023		Historical Earnings (for Years Ended)
Assets			2023	2022
Cash	$1,362,668	Revenues	$144,502,351	$93,203,532
A/R	$12,539,774	Cost of Revenues	$139,830,388	$91,412,016
Total Current Assets	$15,719,172	Gross Profit	$4,672,013	$1,791,516
Total Assets	$22,155,653
		Operating Expenses
Liabilities		General & Admin	$4,987,516	$4,983,176
A/P	$2,966,279	Total OpEx	$4,987,516	$4,983,176
Other Current Liabilities	$9,993,585
Total Liabilities	$14,109,781	EBITDA	$(315,503)	$(3,191,660)

Investment Highlights:

•	Revenue Growth: iQSTEL has demonstrated robust revenue growth, with an impressive 33% CAGR over the past five years. The company reported revenue of $13.8 million in FY-2018, just reported $144.5 million in FY-2023, and forecasted $290 million for FY-2024.
•	Diverse Revenue Streams: The company’s multi-industry approach minimizes risk and increases resilience. iQSTEL’s ability to cross-leverage technology across segments creates additional revenue opportunities.
•	Strategic Acquisitions: iQSTEL has executed 11 strategic acquisitions with another pending to bolster its market presence, particularly in the telecom and fintech sectors. These acquisitions have expanded its customer base and service offerings.
•	Innovative Product Pipeline: iQSTEL is at the forefront of innovation with its development of next-generation telecom services, EV motorcycles and mid speed car, and blockchain-based financial products. The company’s R&D investments are expected to yield significant returns as these markets grow.

Largest Customers:

•	Telefonica Spain			•	Etisalat
•	Telecom Italy	•	Deutsche Telekom	•	PCCW
•	Vodafone	•	British Telecom	•	Millicom

Competitors

IQST is currently trading at a significant discount compared to other companies, which are selling at a 0.75x revenue multiple, presenting immense potential upsides to investors.

	Revenues	Share Price	Market Cap	Revenue Multiple
IQST	$290 million**	$0.18	$33 million	0.11x
NUVR	$65 million	$7.90	$41 million	0.62x
SURG	$131 million	$1.88	$37 million	0.28x
KTEL	$18 million	$0.38	$15 million	0.83x
OBLG	$3.8 million	$3.45	2.76 million	0.72x

 **FY 2024 Run Rate

Future Plans:

•	IQST is in the process to hire a US leading marketing agency, to rebrand its divisions, improve its online marketing presence and increase overall shareholder value.
•	IQST will consolidate and complete ownership of different divisions and subsidiaries in order to streamline operations and increase margins.
•	IQST will leverage its large base of telecom infrastructure to develop a platform to attract new business, increase revenues and improve margin.

The Company is planning to grow revenues to $1 billion in annual sales by 2027, driven by two key drivers:

•	Organic Growth: IQST estimates at least $0.5 Billion of the projected growth over the next three years will come from organic sales growth.
•	Strategic Acquisitions: The Company expects to generate at least $250 million in additional revenue through strategic acquisitions of competitors and complimentary firms in the telecommunications industry. An additional $250 million is expected from organic sales growth and synergies.

IQST is currently in the process of completing an uplisting to NASDAQ, with a target listing date of January 1, 2025.

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Current Plan FY-2024:

•	Rebranding and marketing plan for IQST
•	Consolidation of all subsidiaries with a target
•	$10.5 million raise in conjunction with NASDAQ listing

Management:

•	Leandro Iglesias – President & CEO, Chairman of the Board
•	Alvaro Quintana – CFO, Director
•	Raul Perez – Director
•	Jose Barreto – Director
•	Italo Segnini – Director

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